Exhibit 99.1

Contacts:
Paul Goodson	Jennifer Cook Williams
Sr. Dir., Investor Relations	650-246-6963
650-246-6898	williams@anesiva.com
investors@anesiva.com

ANESIVA ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS

Landmark Quarter Sees Company’s First Product Approval

Updated Guidance Reduces Full Year Loss by $5 Million

SOUTH SAN FRANCISCO, CA, November 1, 2007—Anesiva, Inc. (Nasdaq: ANSV) today reported financial results for the third quarter ended September 30, 2007 and provided an update on the significant progress made in both the commercialization plans for Zingo™ (lidocaine hydrochloride monohydrate) powder intradermal injection system and its clinical development programs for Adlea™, the company’s long-acting non-opioid analgesic drug candidate.

“This was an exceptional quarter for Anesiva as we gained U.S. FDA approval of our first drug, Zingo, successfully completed a Phase 3 trial in adult patients to expand the label for Zingo, and announced our development plan for approval of Adlea for the broad product label of management of post-surgical pain associated with orthopedic surgeries,” said John McLaughlin, chief executive officer of Anesiva.

Substantial Progress

Anesiva attained a number of significant milestones in the third quarter:

Zingo

•	Five weeks prior to its PDUFA date, Zingo was approved by the FDA to provide topical local analgesia prior to venipuncture or peripheral intravenous cannulation in children 3–18 years of age.

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The pivotal Phase 3 trial of Zingo in approximately 700 adult patients met its primary endpoint demonstrating less pain associated with venipuncture or peripheral intravenous cannulation in those treated with Zingo compared to placebo (p= 0.003).

•	Anesiva announced its plans to file a supplemental efficacy application for Zingo to expand the label to include adults in the first quarter of 2008.

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Anesiva stated that it will be able to commercialize Zingo for the approved patient population (3-18 years of age) with a sales force of 15 representatives and two managers targeting 175 key hospitals. There are approximately 18 million venous access procedures performed annually in the approved patient population in US hospitals.

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Selling in the hospital is a two-step process: obtaining formulary access; and creating product demand. Anesiva signed an agreement with Sagent Pharmaceuticals to co-promote Zingo focusing on pharmacy and group purchase contracts. This effort by Sagent, in conjunction with the efforts of the Anesiva sales force, will expedite the adoption of Zingo.

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To expand production capacity and reduce the manufacturing cost of goods of Zingo, Anesiva entered into a joint venture with Wanbang Biopharma, a company of Fosun Pharmaceuticals of China, to manufacture the product. This additional capacity requires only minimal capital expense. Anesiva announced that commercial quantities of Zingo would be available in the second quarter of 2008.

Adlea

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Anesiva reached agreement with the FDA that the second of the two Phase 3 trials required for approval of Adlea for the broad product label of management of post-surgical pain associated with orthopedic surgeries will be in patients undergoing bunionectomy surgery. Anesiva had previously successfully studied such patients in earlier trials. It was previously announced that the first of the two Phase 3 trials would be in patients undergoing total knee replacement surgery. The company will initiate the two Phase 3 clinical trials for the approval of Adlea in the first half of 2008.

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The company commenced enrollment in two Phase 2 studies of Adlea for post-operative pain associated with orthopedic surgeries: one in patients undergoing total hip replacement surgery, and a second trial in patients undergoing knee replacement surgery. These studies are investigating a higher dose of Adlea that might provide increased efficacy. Anesiva previously successfully studied a lower dose of Adlea in patients undergoing knee replacement surgery.

Third Quarter 2007 Financial Results

Total operating expenses in the third quarter of 2007 were $16.0 million, including $2.1 million of non-cash stock-based compensation, compared to total operating expenses of $12.7 million, including $2.6 million of non-cash stock-based compensation, in the third quarter of 2006. For the nine months ended September 30, 2007, operating expenses were $43.3 million compared to $42.7 million for the nine months ended September 30, 2006.

The operating expenses during the quarter primarily related to the continued development and commercial preparations to launch the company’s lead product candidate Zingo, a fast-acting, needle-free, local anesthetic. Additional operating expenses related to the ongoing development of Adlea, which has been shown in numerous clinical studies to provide site-specific, moderate-to-severe pain relief for weeks to months following a single application.

For the third quarter of 2007, the net loss was $16.1 million, or $0.58 per share. In the third quarter of 2006, the net loss was $11.9 million, or $0.59 per share. The net loss for the nine months ended September 30, 2007 was $41.6 million, or $1.51 per share, and for the nine months ended September 30, 2006, the net loss was $40.3 million or $2.04 per share.

As of September 30, 2007, cash, cash equivalents and investments were $54.5 million compared to $62.8 million at June 30, 2007. Common shares issued and outstanding totaled 28.0 million at September 30, 2007.

Updated Financial Guidance for 2007

Anesiva provided an update to its financial guidance for the full year 2007. The company reduced the range of its expected net loss by $5 million and increased the range of its cash, cash equivalents, and short term investments by $5 million:

•	Net loss for the full year of 2007 is anticipated to be between $50 million and $55 million before non-cash stock compensation of approximately $9.0 million.

•	Cash, cash equivalents and short term investments at the end of 2007 is anticipated to be between $35 million and $40 million.

At this time, revenue projections are not included in the company’s financial guidance for 2007.

Conference Call Details

Anesiva will conduct a webcast conference call with the investment community at 4:30 p.m. EDT, today, November 1, 2007 to discuss the third quarter 2007 results and to review the company’s progress and future outlook. Interested parties can listen to the live audio webcast by dialing 877-886-3540 (international dial: 706-643-9304) or by logging on to http://www.anesiva.com and going to the Investor Information page. For those unable to participate via the Internet, a 24-hour replay will be available for seven days after the call by dialing 800-642-1687 (international dial: 706-645-9291) and giving the following pass code: 21417682. The webcast will be available until the company’s next quarterly financial results conference call.

About Anesiva and its Diverse Portfolio of Pain Products

Anesiva, Inc. is a late-stage biopharmaceutical company that seeks to be the leader in the development and commercialization of novel therapeutic treatments for pain. The company has one FDA-approved product, Zingo™ (lidocaine hydrochloride monohydrate) powder intradermal injection system, to reduce pain associated with peripheral venous access procedures in children three to 18 years of age. Zingo also met all of its primary endpoints in a Phase 3 clinical trial in adults to expand its label indication for adults of all ages. The second product in Anesiva’s pipeline, Adlea™ (formerly 4975), has been shown to reduce pain after only a single administration for weeks to months in multiple settings in numerous mid-stage clinical trials for site-specific, moderate-to-severe pain. Anesiva is based in South San Francisco, CA. For more information about Anesiva’s leadership in the development of products for pain management, and an overview of the clinical challenges being addressed by its product candidates, go to http://www.anesiva.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the timing and results of our clinical trials, whether Anesiva is able to manufacture its products on commercially reasonable terms, whether Anesiva can secure FDA approval for the use of Zingo in adults, and the degree to which Zingo gains market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in Anesiva’s quarterly report on Form 10-Q for the quarter ended June 30, 2007.

Anesiva undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Anesiva, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Contract revenue	$50	$—	$50	$—
Operating expenses:
Research and development	9,541	7,465	24,915	25,449
General and administrative	6,426	5,237	18,426	17,216

Total operating expenses	15,967	12,702	43,341	42,665

Loss from operations	(15,917)	(12,702)	(43,291)	(42,665)
Interest and other income (expense), net	(140)	815	1,718	2,413

Net loss	$(16,057)	$(11,887)	$(41,573)	$(40,252)

Basic and diluted net loss per common share	$(0.58)	$(0.59)	$(1.51)	$(2.04)

Shares used to compute basic and diluted net loss per common share	27,659	20,107	27,456	19,717

Stock-based compensation	$2,100	$2,635

Anesiva, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2007		December 31, 2006
	(unaudited)		(Note)
Assets
Cash, cash equivalents and short-term investments	$52,643	*	$85,055
Other current assets	1,336		1,153

Total current assets	53,979		86,208
Property and equipment, net	14,222		8,446
Other assets and investments, non-current	2,568	*	722

Total assets	$70,769		$95,376

Liabilities and stockholders’ equity
Current liabilities	$7,732		$6,831
Long term obligations	6,243		217
Total stockholders’ equity	56,794		88,328

Total liabilities and stockholders’ equity	$70,769		$95,376

*	Cash and investments amount to $54.5 million.

(Note): Derived from audited financial statements at that date.